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                                                                    EXHIBIT 99.1

 Santa Barbara Restaurant Group, Inc. (formerly known as GB Foods Corporation)
               and Timber Lodge Steakhouse, Inc. complete merger


SANTA BARBARA, CALIF. , September 1, 1998: Santa Barbara Restaurant Group, Inc., (NASDAQ: SBRG pending) formerly known as GB Foods Corporation, (NASDAQ: GBFC) and Timber Lodge Steakhouse, Inc. (formerly NASDAQ: TBRL) today announced the completion of their previously announced merger. The merger, along with other transactions, was approved by the shareholders of each company at meetings held in the past week. Under the terms of the merger agreement, Santa Barbara Restaurant Group and Timber Lodge Steakhouse agreed to increase the previously announced exchange ratio from .8000 to .9543. As a result, Santa Barbara Restaurant Group will issue .9543 shares of its common stock for each outstanding share of Timber Lodge Steakhouse, Inc. common stock.

In related transactions, Timber Lodge completed the acquisition of 16 restaurants from CKE Restaurants, Inc. (NYSE: CKR) and Santa Barbara Restaurant Group completed the purchase of JB's Family Restaurants, Inc. from CKE Restaurants. Additionally, Fidelity National Financial, Inc. (NYSE: FNF) exercised 1,000,000 of its $5.00 stock purchase warrants resulting in cash proceeds of $5.0 million to Santa Barbara Restaurant Group.

Andrew F. Puzder, chief executive officer of Santa Barbara Restaurant Group, stated, "We are very pleased to complete these transactions and we look forward to the continued growth of each of these concepts and the company as a whole." Puzder added, "The first JB's conversion to a Timber Lodge Steakhouse will open this Thursday, in Layton, Utah and we are eagerly awaiting the results of this conversion."

Dermot F. Rowland, chief executive officer of Timber Lodge Steakhouse, Inc., stated, "All of us at Timber Lodge are very excited about today's transactions. We believe the combination of our companies will create significant synergies and will provide us a substantial opportunity for growth into new markets." Rowland continued, "We look forward to a long and prosperous relationship as a significant part of Santa Barbara Restaurant Group."



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Santa Barbara Restaurant Group now operates 62 JB's restaurants, 18 Timber Lodge
Steakhouse restaurants, six Galaxy Diner restaurants, and seven Green Burrito restaurants. The company also has 41 Green Burrito stand-alone franchise restaurants, 166 dual-concept franchise restaurants and 20 franchised JB's restaurants.

"Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995: Statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product demand and market acceptance risks; the effect of economic conditions; the impact of competitive products and pricing; the results of financing efforts; the effect of the companies' accounting policies and other risks detailed in the companies' Securities and Exchange Commission filings; and, results could vary materially from the description contained herein and other risks as may be detailed in each company's Securities and Exchange Commission filings.